                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                                 (RULE 13D-101)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULES 13D-1(A) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(A)
                               (AMENDMENT NO. 1)1


                                   CCAIR Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)

                     COMMON STOCK, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    124868100
--------------------------------------------------------------------------------
                                 (CUSIP number)


   Frederick S. Downs Jr., One Financial Center, Suite 1600, Boston, MA 02111
                                  617-526-8990
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  March 8, 1999
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
|_|.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                       (Continued on the following pages)

                               (Page 1 of 8 Pages)

--------------------------------
         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
--------------------                                        --------------------
CUSIP NO.  124868100                                         PAGE 2 OF 8 PAGES
--------------------                                        --------------------
------------ -------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR CAPITAL MANAGEMENT, INC.

------------ -------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                        (B) |X|
------------ -------------------------------------------------------------------

     3       SEC USE ONLY

------------ -------------------------------------------------------------------

   4         SOURCE OF FUNDS *

------------ -------------------------------------------------------------------

   5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(D) OR 2(E)                                           |_|

------------ -------------------------------------------------------------------

     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             STATE OF DELAWARE

----------------------- ----- --------------------------------------------------

                         7    SOLE VOTING POWER
      NUMBER OF
                              836,100 COMMON STOCK
        SHARES

     BENEFICIALLY
                        ----- --------------------------------------------------
    OWNED BY EACH
                         8    SHARED VOTING POWER
      REPORTING
                               NONE
     PERSON WITH
                        ----- --------------------------------------------------

                         9    SOLE DISPOSITIVE POWER

                              836,100 COMMON STOCK

                        ----- --------------------------------------------------

                         10   SHARED DISPOSITIVE POWER

                               NONE

------------ -------------------------------------------------------------------

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             836,100 COMMON STOCK

------------ -------------------------------------------------------------------

    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                        |_|


------------ -------------------------------------------------------------------

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             9.4% COMMON STOCK

------------ -------------------------------------------------------------------

    14       TYPE OF REPORTING PERSON *

------------ -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------                                        --------------------
CUSIP NO.  124868100                                         PAGE 3 OF 8 PAGES
--------------------                                        --------------------
------------ -------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR INVESTMENT PARTNERS, L.P.

------------ -------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                        (B) |X|
------------ -------------------------------------------------------------------

     3       SEC USE ONLY

------------ -------------------------------------------------------------------

   4         SOURCE OF FUNDS *

------------ -------------------------------------------------------------------

   5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(D) OR 2(E)                                           |_|

------------ -------------------------------------------------------------------

     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             STATE OF DELAWARE

----------------------- ----- --------------------------------------------------

                         7    SOLE VOTING POWER
      NUMBER OF
                              836,100 COMMON STOCK
        SHARES

     BENEFICIALLY
                        ----- --------------------------------------------------
    OWNED BY EACH
                         8    SHARED VOTING POWER
      REPORTING
                               NONE
     PERSON WITH
                        ----- --------------------------------------------------

                         9    SOLE DISPOSITIVE POWER

                              836,100 COMMON STOCK

                        ----- --------------------------------------------------

                         10   SHARED DISPOSITIVE POWER

                               NONE

------------ -------------------------------------------------------------------

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             836,100 COMMON STOCK

------------ -------------------------------------------------------------------

    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                        |_|


------------ -------------------------------------------------------------------

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             9.4% COMMON STOCK

------------ -------------------------------------------------------------------

    14       TYPE OF REPORTING PERSON *

------------ -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D
--------------------                                        --------------------
CUSIP NO.  124868100                                         PAGE 4 OF 8 PAGES
--------------------                                        --------------------
------------ -------------------------------------------------------------------


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR GROUP, L.P.

------------ -------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |_|
                                                                        (B) |X|
------------ -------------------------------------------------------------------

     3       SEC USE ONLY

------------ -------------------------------------------------------------------

   4         SOURCE OF FUNDS *

------------ -------------------------------------------------------------------

   5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(D) OR 2(E)                                           |_|

------------ -------------------------------------------------------------------

     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             STATE OF DELAWARE

----------------------- ----- --------------------------------------------------

                         7    SOLE VOTING POWER
      NUMBER OF
                              836,100 COMMON STOCK
        SHARES

     BENEFICIALLY
                        ----- --------------------------------------------------
    OWNED BY EACH
                         8    SHARED VOTING POWER
      REPORTING
                               NONE
     PERSON WITH
                        ----- --------------------------------------------------

                         9    SOLE DISPOSITIVE POWER

                              836,100 COMMON STOCK

                        ----- --------------------------------------------------

                         10   SHARED DISPOSITIVE POWER

                               NONE

------------ -------------------------------------------------------------------

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             836,100 COMMON STOCK

------------ -------------------------------------------------------------------

    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                        |_|


------------ -------------------------------------------------------------------

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             9.4% COMMON STOCK

------------ -------------------------------------------------------------------

    14       TYPE OF REPORTING PERSON *
------------ -------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13D


Item 1(a).        Name of Issuer:
                  --------------

                  CCAir Incorporated

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  4700 Yorkmont Road, 2nd Floor
                  Charlotte, NC  28208

Item 2(a).        Names of Person Filing:
                  ----------------------

                  Par Investment Partners, L.P.
                  Par Group, L.P.
                  Par Capital Management, Inc.

Item 2(b).        Business Mailing Address for the Person Filing:
                  ----------------------------------------------

                  Par Capital Management, Inc.
                  One Financial Center, Suite 1600
                  Boston, MA 02111

Item 2(c).        Citizenship:
                  -----------

                  State of Delaware

Item 2(d).        Title of Class of Securities:
                  ----------------------------

                  Common Stock,  par value $.01 per share

Item 2(e).        CUSIP Number:
                  ------------

                  124868100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
                  ----------------------------------------------

                  Not Applicable

Item 4.  Ownership:
         ---------

                  (a)  Amount Beneficially Owned:
                                    836,100 common stock

                  (b)  Percent of Class:
                                    9.4% common stock

                  (c) Number of shares as to which such person has:

                           (i)   836,100 common stock

                           (ii)  shared power to vote or to direct the vote:

                           (iii) sole power to dispose or to direct the
                                 disposition of:

                                    836,100 common stock

                           (iv) shared power to dispose or to direct the disposition of:

Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------

                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
         --------------------------------------------------------

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group:
         ---------------------------------------------------------

                  Not Applicable

Item 9.  Notice of Dissolution of Group:
         ------------------------------

                  Not Applicable

Item 10. Certification:
         -------------

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: March 10, 1999

                               PAR INVESTMENT PARTNERS, L.P.

                               By: PAR GROUP, L.P.
                                        its general partner

                               By:      PAR CAPITAL MANAGEMENT, INC.
                                        its general partner

                               By:      /s/ Frederick S. Downs, Jr.
                                        ---------------------------------------
                                        Frederick S. Downs, Jr., Vice President


                               PAR GROUP, L.P.

                               By:      PAR CAPITAL MANAGEMENT, INC.,
                                        its general partner

                               By:      /s/ Frederick S. Downs, Jr.
                                        ---------------------------------------
                                        Frederick S. Downs, Jr., Vice President


                               PAR CAPITAL MANAGEMENT, INC.

                               By:      /s/ Frederick S. Downs, Jr.
                                        ---------------------------------------
                                        Frederick S. Downs, Jr., Vice President

                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the CCAir Incorporated and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 10th day of March, 1999.

                               PAR INVESTMENT PARTNERS, L.P.

                               By: PAR GROUP, L.P.
                                        its general partner

                               By:      PAR CAPITAL MANAGEMENT, INC.
                                        its general partner

                               By:      /s/ Frederick S. Downs, Jr.
                                        ---------------------------------------
                                        Frederick S. Downs, Jr., Vice President


                               PAR GROUP, L.P.

                               By:      PAR CAPITAL MANAGEMENT, INC.,
                                        its general partner

                               By:      /s/ Frederick S. Downs, Jr
                                        ---------------------------------------
                                        Frederick S. Downs, Jr., Vice President


                               PAR CAPITAL MANAGEMENT, INC.

                               By:      /s/ Frederick S. Downs, Jr.
                                        ---------------------------------------
                                        Frederick S. Downs, Jr., Vice President